Exhibit 10.3
NEW YORK MORTGAGE TRUST, INC.
2021 ANNUAL INCENTIVE PLAN
New York Mortgage Trust, Inc.’s 2021 Annual Incentive Plan (the “Plan”) is a plan under which eligible employees of New York Mortgage Trust, Inc. (the “Company”) may receive bonus awards representing the opportunity to receive a payment in accordance with, and subject to the terms of, the Plan (“Bonus Awards”). The Compensation Committee of the Board of Directors of the Company, or its delegate (the “Compensation Committee”) will determine the amount, if any, payable under a Bonus Award based upon the Company’s and the employee’s performance during the Fiscal Year (as defined below), subject in all cases to the sole discretion of the Compensation Committee.
I.    Purposes. The Plan is a component of the Company’s overall strategy to pay its employees for performance. The purposes of the Plan are to: (i) attract and retain top performing employees, (ii) motivate employees by tying compensation to the Company’s financial performance and (iii) reward exceptional individual performance that supports the Company’s overall objectives.
II.    Effective Date. All eligible employees of the Company may participate in the Plan, except for employees who commence employment pursuant to an offer letter that excludes participation in the Plan. Those employees who are determined to be eligible to receive Bonus Awards under the Plan are called “Participants.” An employee must commence employment or otherwise become eligible to participate in the Plan no later than July 1 of the applicable Fiscal Year (defined below); provided, however that the Compensation Committee may make exceptions to this requirement in its sole discretion as it deems appropriate. Notwithstanding the foregoing, being a Participant under the Plan does not entitle an individual to receive payment of a Bonus Award.
III.    Plan Year. The Plan operates on a fiscal year basis beginning January 1 and ending December 31 (the “Fiscal Year”), commencing on January 1, 2021.
IV.    Bonus Awards. A Participant must be an active employee in good standing and on the payroll of the Company, or any approved subsidiary (an “Approved Payroll”) on the date the Bonus Award is paid to receive payment of any portion of the Bonus Award. A Participant who is not on an Approved Payroll for whatever reason on the date a Bonus Award is to be paid will not be entitled to payment of any portion of the Bonus Award. Bonus Award payments for a given Fiscal Year for an employee that was not actively employed or on an Approved Payroll on the first business day of the applicable Fiscal Year will be paid on a pro-rata basis for such Fiscal Year based on the period of the Fiscal Year during which the Participant was on an Approved Payroll. Notwithstanding the foregoing, a Participant may remain eligible to receive a Bonus Award pursuant to the terms and conditions of his or her employment agreement even if such Participant is not on an Approved Payroll on the date such Bonus Award would have otherwise been paid. Additionally, the Compensation Committee may make exceptions to the foregoing in its sole discretion as it deems appropriate.
Notwithstanding any language to the contrary contained in the Plan and for the avoidance of doubt, (i) a Participant is not entitled to a minimum Bonus Award payment or a guaranteed Bonus Award payment pursuant to the Plan and (ii) the Compensation Committee, in its sole discretion, is authorized to increase or reduce the amount of any Bonus Award payment eligible to be paid under the terms of the Plan and may elect not to make a Bonus Award payment even if such Bonus Award payment would otherwise be payable under the terms of the Plan. Subject to the foregoing language, the amount payable with respect to a Bonus Award, if any, will be determined at the sole discretion of the Compensation Committee after considering the Company’s financial performance, the Participant’s threshold, target and maximum bonus opportunities in light of the Company’s performance, the employee’s performance for the Fiscal Year and any other factors as the Compensation Committee shall deem appropriate.
V.    Components of the Plan. The Plan shall be divided into two components, a Quantitative Component (defined below) and a Qualitative Component (defined below). The eligible Bonus Award for each Participant will be based on the percentage allocation between the two components as follows (assuming the achievement of maximum Bonus Award opportunities for each component):

Name	Quantitative Component	Qualitative Component
Steven Mumma	75%	25%
Jason Serrano	75%	25%
Nathan Reese	75%	25%
Kristine Nario-Eng	75%	25%
All other employees	See Appendix
a.    Quantitative Component. The quantitative component will be based on one performance measure, Total Economic Return (“TER” or the “Quantitative Component”). TER is defined as (A) the sum of (i) the Company’s (GAAP) book value per share of common stock at December 31 of the applicable Fiscal Year and (ii) the aggregate dividends per share of common stock declared by the Company during the applicable Fiscal Year, divided by (B) the Company’s (GAAP) book value per share of common stock at December 31 of the prior Fiscal Year. The amount of each Participant’s bonus will be contingent on the Quantitative Component (TER) meeting certain performance levels (as described below).
The size of the Quantitative Component shall be contingent upon TER exceeding specified hurdle rates for the Fiscal Year set by the Compensation Committee. The size of the Quantitative Component of each Participant’s Bonus Award shall be based on the following threshold, target and maximum performance levels:

Name	Quantitative Component Measure Hurdle(1)	Payout as a % of Base Salary Upon Achievement of Hurdle
Steven Mumma	Less than 4%	0%
	4%	100%
	9%	200%
	14%	400%
Jason Serrano	Less than 4%	0%
	4%	100%
	9%	200%
	14%	400%
Nathan Reese	Less than 4%	0%
	4%	63%
	9%	125%
	14%	250%
Kristine Nario-Eng	Less than 4%	0%
	4%	63%
	9%	125%
	14%	250%
All other employees	See Appendix

(1)    At the discretion of the Compensation Committee, payout percentages may exceed the stated payout percentage for achievement of the Quantitative Component in excess of 14%.
If performance is between the threshold and target or between the target and maximum, the performance level achieved will be determined by applying linear interpolation to the performance interval. For the avoidance of doubt, the amount of each Bonus Award under the Quantitative Component shall be zero if the Company’s TER is below the 4% threshold hurdle rate.

b.    Qualitative Component. The Plan also includes the Qualitative Component which is separate and distinct from the Quantitative Component. The Qualitative Component for each Participant can range from (i) in the case of the CEO and the President, zero to 4.0 times the CEO’s or President’s base salary, as applicable, multiplied by such person’s Qualitative Component percentage, (ii) in the case of all other named executive officers, zero to 2.5 times such employee’s base salary, multiplied by the Qualitative Component percentage and (iii) in the case of all other employees, it will vary by employee.
The Qualitative Component is intended to allow the Compensation Committee, in its sole discretion, to provide additional compensation to Participants based on the Compensation Committee’s evaluation of the Participant’s contributions to the success of the Company. The amount of each Bonus Award under the Qualitative Component will be determined by the Compensation Committee in its sole discretion based on its assessment of how each Participant has performed relative to the qualitative factors it deems relevant for each Fiscal Year.
VI.    Form of Bonuses. Bonus Awards under the Plan will be settled in a combination of cash, shares of the Company’s common stock that are subject to certain restrictions and a risk of forfeiture (“Restricted Stock”) or any combination thereof. Shares of Restricted Stock granted as payment of all or a portion of a Bonus Award under the Plan will be issued pursuant to the Company’s 2017 Equity Incentive Plan, as amended (or a successor plan thereto) and are expected to vest ratably on an annual basis over a three-year period or such other period as may be determined by the Compensation Committee. The following table sets forth the percentage of the Bonus Award payable in Restricted Stock for each Participant:

Annual Bonus Award Payout Calculation	Percentage of Bonus Award Payable as Restricted Stock(1)
Bonus Award Amounts up to 1X of Base Salary	10%
Bonus Award Amounts Exceeding 1X Base Salary	65%

(1)    The portion paid in Restricted Stock will increase in a manner determined by the Compensation Committee as the amount of the payment with respect to each Bonus Award increases. For example, if a Participant were to achieve a Bonus Award equal to 1.5 times the Participant’s base salary, it is anticipated that 28% of the Bonus Award would be payable in Restricted Stock.
Notwithstanding anything to the contrary contained in this Section VI, the Compensation Committee shall have the sole discretion to determine the form and mix of cash, Restricted Stock or any combination thereof payable in settlement of any Bonus Award, which form or mix may differ from the percentages set forth above. The named executive officers may elect, subject to the approval of the Compensation Committee, to have a greater percentage of the Bonus Award earned under the Plan to be paid in Restricted Stock. The balance of any Bonus Award not paid in Restricted Stock will be paid to the Participant in cash.
The Bonus Award shall be paid to the Participant (the “Payment Date”) between January 1 and March 31 of the year following the applicable Fiscal Year to which the Bonus Award relates, subject to the Participant being on Approved Payroll on the payment date. The “grant date” for the Restricted Stock portion of any such Bonus Award shall be as soon as practicable following the Payment Date. Any Bonus Award paid under this Plan shall be subject to all applicable federal, state or local taxes required by law to be withheld.
VII.    Bonus Awards Subject to “Clawback”. Each Bonus Award paid under the Plan, whether the portion paid in cash or the portion paid in Restricted Stock, will be paid subject to the Company’s right to recoup or “clawback” all or part of the payment in accordance with the requirements of any compensation “clawback” policy of the Company in effect from time to time and applicable law, including such a policy that is later adopted by the Company with retroactive effect.

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